EX. 99.A4-1

Exhibit 24(b)(3)(a)

Amended and Restated Master Agreement

AMENDED AND RESTATED

MASTER AGREEMENT

AMONG

WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO,

AFSG SECURITIES CORPORATION

AND

JANUS CAPITAL MANAGEMENT LLC

Dated

As of

March 1, 2003

TABLE OF CONTENTS

SECTION 1		ADDITIONAL DEFINITIONS	2
1.1		Contracts	2
1.2		General Account	2
1.3		Separate Account	2
1.4		Related Agreements	2
1.5		Sub-Accounts	2
SECTION 2		TERRITORY	2
SECTION 3		DISTRIBUTING AND SERVICING THE CONTRACTS	3
3.1		The Contracts	3
3.2		Establishment of Separate Account and the Trust	3
		(a) Separate Account	3
		(b) The Trust	4
		(c) Participation Agreement	5
		(d) Seed Money for the Trust	5
3.3		General Account Option	5
3.4		Trademarks	5
3.5		Sales and Advertising Material	10
3.6		Licensing	10
3.7		Transfers	10
3.8		Western Reserve Functions	11
3.9		Janus Capital Functions	12
3.1	0	AFSG Functions	12
3.1	1	Public Announcements	12
3.1	2	State Availability	13
3.1	3	Preparation and Filing of Various Documents	13
SECTION 4		COMPENSATION AND EXPENSES	13
4.1		Compensation and Expenses	13
SECTION 5		GENERAL PROVISIONS	14
5.1		Effective Date	14
5.2		Term	14
5.3		Termination for Cause	14
5.4		Automatic Default	14
5.5		Elective Termination	15
5.6		Other Default	16
5.7		Confidentiality	16

5.8		Indemnification	17
		(a) Indemnification by Western Reserve	17
		(b) Indemnification by Janus Capital	18
		(c) Indemnification by AFSG	18
		(d) General	19
5.9		Inspection	20
5.1	0	Organization and Good Standing; Authorization	20
5.1	1	Independent Contractor	21
5.1	2	Assignment and Transfer	21
5.1	3	Rights, Remedies, etc. are Cumulative	21
5.1	4	Notices	21
5.1	5	Interpretation, Jurisdiction, Etc	21
5.1	6	Arbitration	22
5.1	7	Headings	22
5.1	8	Counterparts	22
5.1	9	Severability	22
5.2	0	Survival of Certain Provisions	22
5.2	1	Successors	22

SCHEDULES AND EXHIBITS

Schedule

1	Variable Contracts Subject to Master Agreement and Separate Accounts Available Under the Contracts
2	List of Jurisdictions in Which the Contracts Are Available
3	Responsibilities for Document Preparation and Filings

Exhibit A	Participation Agreement

AGREEMENT

     THIS AGREEMENT is made as of March 1, 2003 and amends and restates the agreement made as of March 1, 1994, by and among WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO (“Western Reserve”), an Ohio insurance corporation with principal offices at 570 Carillon Parkway, St. Petersburg, Florida 33716, AFSG SECURITIES CORPORATION (“AFSG”), a Pennsylvania corporation with its administrative office at 4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499, and principal offices at 570 Carillon Parkway, St. Petersburg, Florida 33716, and JANUS CAPITAL MANAGEMENT LLC, formerly JANUS CAPITAL CORPORATION, (“Janus Capital”), a Colorado corporation with principal offices at 100 Fillmore Street, Denver, Colorado 80206.

WITNESSETH:

     WHEREAS, Western Reserve is a life insurance company authorized to conduct an insurance business in the Territory, as hereinafter defined in Section 2, and has used and shall continue to use its best efforts to file, secure and maintain all necessary approvals for sale of the Contracts, as hereinafter defined; and

     WHEREAS, Western Reserve and Janus Capital desire that Western Reserve issue to the public variable annuity contracts and variable life insurance policies whose underlying investment media will be managed by Janus Capital; and

     WHEREAS, Janus Capital has established and serves as investment adviser to Janus Aspen Series (the “Trust”), an open-end investment company designed to serve as an underlying investment medium for variable annuity contracts and variable life insurance policies and which issues a class of shares designated “Institutional Shares;” and

     WHEREAS, AFSG is an affiliate of Western Reserve and a broker-dealer registered with the Securities and Exchange Commission (“SEC”), National Association of Securities Dealers, Inc. (“NASD”)

and with all states in the Territory, and will serve as principal underwriter of the Contracts, as hereinafter defined.

     NOW, THEREFORE, it is agreed as follows:

SECTION 1

ADDITIONAL DEFINITIONS

     1.1     Contracts. “Contracts” shall mean the variable annuity contracts set forth in Schedule 1 to this Agreement as in effect at the time this Agreement is executed .

     1.2     General Account. “General Account” shall mean the general account of Western Reserve.

     1.3     Separate Account. “Separate Account” shall mean the separate account named in Schedule 1 to this Agreement as in effect at the time this Agreement is executed.

     1.4     Related Agreements. “Related Agreements” shall mean the agreements, as executed, forms of which are attached to this Agreement as exhibits.

     1.5     Sub-Accounts. “Sub-Accounts” shall mean the sub-accounts of the Separate Account available under the Contracts which shall include those sub-accounts named in Schedule 1 to this Agreement as in effect at the time this Agreement is executed.

SECTION 2

TERRITORY

     The “Territory” shall mean all states of the United States and the District of Columbia, except New York. In the event, however, that Western Reserve, or an affiliated life insurance company of Western Reserve, becomes qualified to transact a variable insurance business and the Contracts, or substantially identical contracts of the affiliated life insurance company of Western Reserve, are approved for sale in New York, the “Territory” shall then be deemed to include New York.

SECTION 3

DISTRIBUTING AND SERVICING THE CONTRACTS

     3.1     The Contracts. Western Reserve shall develop, design, prepare and file all necessary Contract forms, including any applications and other documents in the usual form, and shall use its best efforts: (1) to effect the registration of the Contracts with the SEC and any state securities commissions in the Territory where securities or blue-sky laws require registration of the Contracts; (2) to gain approval of the Contract forms under the insurance laws and regulations of each state or other jurisdiction in the Territory; and (3) to keep such registration and approval in effect thereafter for so long as the Contracts are outstanding, notwithstanding any termination of this Agreement. In particular, but not by way of limitation, Western Reserve agrees to use its best efforts to keep the registration statement for such Contracts current for purposes of Section 10 of the Securities Act of 1933 (the “1933 Act”) for so long as the Contracts are outstanding and any of the Sub-Accounts invests in a corresponding portfolio of the Trust, unless Western Reserve has obtained a no-action letter from the SEC to the effect that such registration statement need no longer be maintained, or Western Reserve has supplied Janus Capital with an opinion of counsel satisfactory to Janus Capital’s counsel that maintaining a current registration statement is no longer required. The material terms, conditions and provisions of the Contracts and the Separate Account, other than material changes made to comply with applicable laws, rules, regulations and orders, may not be changed by Western Reserve in any manner without the prior written consent of Janus Capital, such consent not to be unreasonably withheld.

     3.2     Establishment of Separate Account and the Trust.

(a) Separate Account. Western Reserve has established the Separate Account and Sub-Accounts of the Separate Account for the Contracts and registered the Separate Account as a unit investment trust with the SEC and shall use its best efforts to keep such registration in effect for so long as the Contracts are outstanding, notwithstanding any termination of this Agreement. Each Sub-Account shall invest in a portfolio of the Trust. Janus Capital shall have the right to determine the continued availability of each Sub-Account and the offering of any and all new Sub-Accounts under the Contracts, subject to the prior consent of Western Reserve, which consent shall not be unreasonably withheld. As the depositor of the Separate Account, Western Reserve has the right, in its sole discretion, to issue to the public variable annuity contracts and variable life insurance policies through additional sub-accounts of the Separate Account, other than the Sub-Accounts, and through other separate accounts, whose underlying investment media will be managed by investment advisers or managers other than Janus Capital, provided that Western Reserve shall not use any Janus Mark (as defined in Section 3.4) in connection with such other products. However, the parties understand that the Sub-Accounts which invest in the Trust may not be made available under any variable annuity contracts or variable life insurance policies other than the Contracts specified in Schedule 1 to this Agreement without the prior written consent of Janus Capital.

(b) The Trust. Janus Capital, or an affiliate, has established the Trust and registered the Trust as an open-end management investment company with the SEC. Janus Capital, or an affiliate, shall use its best efforts to have the Trust kept in good standing and the registration of Trust shares with the SEC kept current for purposes of Section 10 of the 1933 Act for so long as such shares are outstanding and any of the Sub-Accounts invests in a corresponding portfolio of the Trust, unless Janus Capital and/or the Trust has obtained a no-action letter from the SEC to the effect that such registration need no longer be maintained, or Janus Capital and/or the Trust has supplied Western Reserve with an opinion of counsel satisfactory to Western Reserve’s counsel that maintaining a current registration statement is no longer required. Janus Capital or the Trust has the right, in its sole discretion, to market the Trust as an investment medium for and sell Trust shares to other separate accounts, whether or not established by Western Reserve or its affiliates, as well as certain qualified retirement plans.

(c) Participation Agreement. Western Reserve and the Trust shall enter into a Participation Agreement substantially in the form attached hereto as Exhibit A.

(d) Seed Money for the Trust. The Trust will be seeded by Janus Capital or an affiliate; provided, however, that, in the event Western Reserve proposes to issue variable life insurance policies through a Separate Account which would invest in the Trust at a time when Janus Capital or an affiliate still owns Trust shares purchased to seed the Trust, prior to any such Separate Account investment Western Reserve shall have first obtained necessary exemptive relief from the SEC or no-action assurances from the SEC staff allowing Trust shares to be held by Janus Capital or an affiliate, as applicable, or, alternatively an opinion of counsel satisfactory to Janus Capital’s counsel that such exemptive relief or no-action assurances are not required.

     3.3     General Account Option. The Contracts may allow the owner of a Contract (“Contract Owner”) the option to make allocations to the General Account. Any general account option under the Contracts shall be offered in compliance with applicable law and, to the extent it is offered in reliance on an exemption from the registration requirements of the 1933 Act, such offer shall be made in compliance with the conditions of such exemption and any further conditions set forth in the Principal Underwriting and Distribution Agreement for the Contracts, as described in Section 4.1(b), in effect at the time of execution of this Agreement, or as subsequently amended.

     3.4     Trademarks

(a) Janus Capital owns all rights, title and interest in and to the name and mark “JANUS”, and any designation comprised in whole or in part of Janus, any logo design used by Janus Capital and any other mark for which Janus Capital has obtained or is seeking registration rights (the “Janus Marks”).

(b) Janus Capital hereby grants to Western Reserve and AFSG a nonexclusive license to use the Janus Marks solely for the purposes of i) identifying the underlying investment medium for the Contracts; ii) identifying the Contracts; or iii) otherwise performing their obligations under this Agreement.

(i) Term. Janus Capital may immediately terminate this license upon the occurrence of the following events: (A) the name of the Trust or the Contract is changed to a name that does not include the term JANUS; or (B) any Contract shall cease to be invested solely in Portfolios of the Trust or the General Account. Subject to the preceding sentence, the grant of license as specified herein shall survive the termination of this Agreement for so long as existing Contract Owners own shares of any Portfolio, but only to the extent necessary to service such Contracts. To the extent of any termination of the grant of license, Western Reserve shall immediately cease to issue new variable annuity contracts or variable life insurance policies or service existing Contracts under any Janus Mark and shall likewise cease any activity which suggests that it has any right under any Janus Mark or that it has any association with Janus Capital in connection with any such contracts or policies.

(ii) Pre-Release Approval of Trademark-Bearing Materials. Western Reserve and AFSG shall obtain the prior written consent of Janus Capital for the public release of any materials bearing the Janus Marks. Such material shall include, but not be limited to, samples of each proposed standard Contract form and application, form correspondence with Contract Owners, reports to Contract Owners and any other operating materials that bear any Janus Mark.

During the term of this grant of license, Janus Capital may, in its reasonable discretion, request that Western Reserve or AFSG modify or cease distribution of any materials bearing any Janus Mark which were previously approved by Janus Capital, but that Janus Capital may wish to reconsider. Western Reserve shall immediately cease distributing the previously approved materials as soon as reasonably practical and, if applicable, shall make the requested modification. Western Reserve shall obtain the prior written consent of Janus Capital for the use of any new materials developed to replace the disapproved materials, in the manner set forth above.

(iii) Acknowledgement of Ownership. Western Reserve and AFSG: (1) acknowledge and stipulate that the Janus Marks are valid and enforceable trademarks owned exclusively by Janus Capital and that, pursuant to such ownership, Janus Capital has the exclusive right to use, and license others to use, the Janus Marks as indications of source, origin, sponsorship, affiliation or endorsement; (2) agree never to contend otherwise in legal proceedings or in other circumstances; and (3) acknowledge and agree that the use of the Janus Marks pursuant to this grant of license shall inure to the benefit of Janus Capital and shall not create any right of ownership in the Janus Marks for Western Reserve, AFSG or any of their affiliates.

(c) Western Reserve owns all rights, title and interest in and to the name and marks WESTERN RESERVE LIFE and WRL, and any designation comprised in whole or in part of WESTERN RESERVE LIFE or WRL, that is (i) used to identify Western Reserve; (ii) used to identify the Contracts; and (iii) any logo design used by Western Reserve and any other mark for which Western Reserve has obtained or is seeking registration rights (the “Western Reserve Marks”).

(d) Western Reserve hereby grants to Janus Capital a nonexclusive license to use the Western Reserve Marks in connection with the performance of its obligations under this Agreement.

(i) Term. The grant of license as specified herein shall survive the termination of this Agreement for so long as existing Contract Owners own shares of any Portfolio, but only to the extent necessary to service such Contracts. Upon termination of the grant of license, Janus Capital shall immediately cease using the Western Reserve Marks and shall likewise cease any activity which suggests that it has any right under the Western Reserve Marks or that it has any association with Western Reserve in connection with any such contracts or policies.

(ii) Pre-Release Approval of Trademark-Bearing Materials. Janus Capital shall obtain the prior written consent of Western Reserve for the public release of any materials bearing the Western Reserve Marks. Such material shall include, but not be limited to, promotional, sales or advertising material, and any other operating materials that bear the Western Reserve Marks.

During the term of this grant of license, Western Reserve may, in its discretion, request that Janus Capital modify or cease distribution of any materials bearing the Western Reserve Marks which were previously approved by Western Reserve, but that Western Reserve may wish to reconsider. Janus Capital shall immediately cease distributing the previously approved materials, as soon as reasonably practicable and, if applicable, shall make the requested modifications. Janus Capital shall obtain the prior written consent of Western Reserve for the use of any new materials developed to replace the disapproved materials, in the manner set forth above.

(iii) Acknowledgement of Ownership. Janus Capital: (1) acknowledges and stipulates that the Western Reserve Marks are valid and enforceable trademarks owned exclusively by Western Reserve and that, pursuant to such ownership, Western Reserve has the exclusive right to use, and license others to use, the Western Reserve Marks as indications of source, origin, sponsorship, affiliation or endorsement; (2) agrees never to contend otherwise in legal proceedings or in other circumstances; and (3) acknowledges and agrees that the use of the Western Reserve Marks pursuant to this grant of license shall inure to the benefit of Western Reserve and shall not create any right of ownership in the Western Reserve Marks for Janus Capital.

             (e)     AFSG owns all rights, title and interest in and to the name and marks AFSG Securities Corporation and AFSG, and any designation comprised in whole or in part of AFSG, that is (i) used to identify AFSG; (ii) used to identify the Contracts; and (iii) any logo design used by AFSG and any other mark for which AFSG has obtained or is seeking registered rights (the “AFSG Marks”).

             (f)     AFSG hereby grants to Janus Capital a nonexclusive license to use the AFSG Marks in connection with the performance of its obligations under this Agreement.

(i) Term. The grant of license as specified herein shall survive the termination of this Agreement for so long as Contract Owners own shares of any Portfolios, but only to the extent necessary to service the Contracts. Upon termination of the grant of license, Janus capital shall immediately cease using the AFSG Marks and shall likewise cease any activity which suggests that it has any right under the AFSG Marks or that it has any association with AFSG in connection with any such contracts or policies.

(ii) Pre-Release Approval of Trademark-Bearing Materials. Janus Capital shall obtain the prior written content of AFSG for the public release of any materials bearing the AFSG Marks. Such material shall include, but not be limited to, promotional, sales or advertising material, and any other operating materials that bear the AFSG Marks.

During the term of this grant of license, AFSG may, in its discretion, request that Janus Capital modify or cease distribution of any materials bearing the AFSG Marks which were previously approved by AFSG, but that AFSG may wish to reconsider. Janus Capital shall immediately cease distributing the previously approved materials, as soon as reasonably practicable and, if applicable, shall make the requested modifications. Janus Capital shall obtain the prior written consent of AFSG for the use of any new materials developed to replace the disapproved materials, in the manner set forth above.

(iii) Acknowledgement of Ownership. Janus Capital: (1) acknowledges and stipulates that the AFSG Marks are valid and enforceable trademarks owned exclusively by AFSG and that, pursuant to such ownership, AFSG has the exclusive right to use, and license others to use, the AFSG Marks as indications of source, origin, sponsorship, affiliation or endorsement; (2) agrees never to contend otherwise in legal proceedings or in other circumstances; and (3) acknowledges and agrees that the use of the AFSG Marks pursuant to this grant of license shall inure to the benefit of AFSG and shall not create any right of ownership in the AFSG Marks for Janus Capital.

     3.5     Sales and Advertising Material. Prior to any use with any member of the public of any sales or advertising material (“Material”) prepared or developed by Western Reserve, or Janus Capital to the extent not created by the Trust, the party preparing such Material shall first provide copies of such Material to the other party for the other party’s review and written approval. The party in receipt of such Material shall review such Material on a prompt and timely basis, but in no event later than five business days after receipt. All such material shall be approved in writing by the other party prior to its use. Upon approval of such material, Western Reserve shall file such sales and advertising material with state insurance regulatory agencies, as required, and AFSG shall file such sales and advertising material, as required, with the SEC, or with the NASD, as applicable, in accordance with the rules and regulations of the SEC and NASD.

     3.6     Licensing. To the extent required by law, Western Reserve shall appoint and license with the appropriate state insurance regulators in the Territory qualified agents to distribute the Contracts. To the extent required by law, AFSG shall appoint and license with the NASD and states in the Territory registered representatives to answer questions from and assist prospective applicants for the Contracts in completion of application forms.

     3.7     Transfers. Western Reserve shall be responsible for verifying the accuracy and adequacy of instructions from Contract Owners to transfer monies from any Janus mutual fund other than the Trust (collectively, the “Janus Funds”) to fund a purchase payment for any Contract. Janus Capital shall use its best efforts to ensure that the Janus Funds provide Western Reserve with access to the account information of Janus Fund shareholders for this purpose. Western Reserve shall notify Janus Funds of such transfers on a daily basis (in accordance with procedures mutually agreed upon by the parties). If there is an inaccuracy in Western Reserve’s statement of a customer’s instruction, Western Reserve undertakes to cooperate with the funds’ transfer agent to rectify any error. The indemnification set forth in Section 5.8 of this Agreement shall extend to the affected Janus Fund, its transfer agent and distributor, and their trustees/directors, officers and employees and other agents with respect to any Loss (as defined in Section 5.8) resulting from any inaccuracy in Western Reserve’s statement of a customer’s instruction.

     3.8     Western Reserve Functions. Western Reserve shall be responsible, at Western Reserve’s expense, for the functions of:

(a)	Receiving, processing and underwriting Contract applications;

(b)	Issuing Contracts;

(c)	Delivering newly-issued Contracts to the Contract Owners;

(d)	Billing and receiving Contract premiums and considerations;

(e)	Contract Owner servicing, including changes of ownership, addresses, coverage, beneficiary designations, premium modes, settlement options and the like;

(f)	Receiving, processing and responding to incoming general written correspondence concerning Contract matters from Contract Owners or beneficiaries;

(g)	Evaluating and paying Contract benefit claims;

(h)	Preparing and forwarding confirmation and tax notices regarding Contract transactions and other reports to Contract Owners;

(i)	Administering the Separate Account and the Sub-Accounts;

(j)	Calculating performance information for the Sub-Accounts for use by Janus Capital in preparing advertisements and sales literature and in responding to questions from Contract Owners;

(k)	Purchasing and redeeming shares of the Trust on behalf of the Separate Account;

(l)	Providing the full-time services of a Western Reserve employee to supervise the activities of agents licensed pursuant to Section 3.6;

(m)	Preparing and printing promotional, sales and advertising material for the Contracts and preparing a mailing list for such material; and

(n)	Printing and mailing of fulfillment kits and related material to customers who have expressed an interest in receiving information concerning the Contracts.

     3.9     Janus Capital Functions. Unless assumed by the Trust, Janus Capital shall be responsible, at Janus Capital’s expense, for the function of forwarding to Western Reserve any written and telephonic correspondence received by Janus Capital requiring Contract Owner servicing or other functions of Western Reserve described in Section 3.7 above.

     3.10     AFSG Functions. AFSG shall be responsible for the functions of:

(a)	Mailing promotional, sales and advertising material for the Contracts;

(b)	Receiving and responding to questions from customers who have received promotional, sales and advertising material or fulfillment kits and are either in the process of completing application forms for the Contracts, or have general questions concerning the Contracts and/or the advisability of investing in variable annuities;

(c)	Receiving and responding to questions from Contract Owners relating to performance information and their Contracts; and

(d)	Providing the full-time services of an AFSG employee to supervise the activities of representatives registered pursuant to Section 3.6.

     3.11     Public Announcements. The parties hereto agree that they will, to the extent reasonably feasible, confer with each other prior to the issuance of any reports, statements or releases pertaining to this Agreement, the Contracts and the transactions contemplated hereby, except that a party will in any event have the right to issue any such reports, statements or releases upon advice of its counsel that such issuance is required in order to comply with the requirements of any applicable Federal, state or local laws and regulations.

     3.12     State Availability. Schedule 2 attached to this Agreement is a list provided by Western Reserve of all states and jurisdictions in the Territory in which the Contracts can lawfully be offered as of the date of this Agreement. Western Reserve agrees to promptly notify Janus Capital of any change in Schedule 2.

     3.13     Preparation and Filing of Various Documents. The parties to the Agreement shall be responsible for the prompt and timely preparation and filing of the documents relating to the Trust, Contracts and Separate Account as set forth on Schedule 3 to this Agreement. Except as may otherwise be provided in the Related Agreements, each party shall not file any document listed on Schedule 3 with a regulatory agency without providing a copy of such document to the other party.

SECTION 4

COMPENSATION AND EXPENSES

     4.1     Compensation and Expenses.

(a) Janus Capital has executed Investment Advisory Agreements with the Trust and shall, subject to approval of the Trustees of the Trust, receive the management fees provided for therein, subject to any amendment to such agreement mutually agreed to by the parties thereto.

(b) Western Reserve has executed a Principal Underwriting and Distribution Agreement for the Contracts with AFSG, subject to any amendment to such agreement mutually agreed to by the parties thereto.

(c) Unless otherwise specified, each party shall bear its own expenses in performing the functions ascribed to it under this Agreement.

(d) Western Reserve shall bear all expenses associated with the preparation, printing, mailing, and distribution to prospective applicants for the Contracts, and Janus Capital (unless assumed by the Trust) shall bear all expenses associated with the preparation, mailing and distribution to existing Contract Owners of: (i) the Prospectus and Statement of Additional Information for the Trust, and supplements, amendments, or stickers thereto; and (ii) annual and semi-annual reports of the Trust.

(e) Western Reserve shall bear all expenses allocable to the preparation, printing, mailing and distribution of the Contracts. Western Reserve shall bear all costs associated with the preparation of masters in an electronic format mutually agreed upon by the parties of (i)the application forms for the Contracts; (ii) the Contract Prospectus and its Statement of Additional Information, and any supplements, amendments or stickers thereto; and (iii) the annual and semi-annual reports of the Separate Account, and Janus Capital shall bear the cost of printing and postage or other delivery of such material to a Contract Owner or to a prospective applicant for the Contract.

SECTION 5

GENERAL PROVISIONS

     5.1     Effective Date. This Agreement shall become effective as of the day and year first above written.

     5.2     Term. Unless otherwise terminated pursuant to Paragraph 5.3, 5.4, 5.5 or 5.6, this Agreement shall continue unless terminated upon six months prior written notice by the terminating party to the other parties.

     5.3     Termination for Cause. This Agreement may be terminated at any time for default as provided in Paragraph 5.4 or upon election as provided in Paragraph 5.5 or 5.6, or where required by any governmental authority with lawful jurisdiction or applicable law or regulation.

     5.4     Automatic Default. In the event that:

(a) any party shall elect to, or be wound up and dissolved;

(b) any party shall become insolvent or admit in writing its inability to pay its debts as they mature;

(c) any party shall make an assignment for the benefit of creditors;

(d) any party shall file a voluntary petition in bankruptcy or for reorganization or be adjudicated as bankrupt or insolvent;

(e) any party shall have a liquidator or trustee appointed over its affairs;

(f) in the case of Western Reserve, Western Reserve shall become insolvent or its surplus shall become impaired as such terms are defined under applicable Ohio insurance law; or

(g) in the case of Western Reserve, the insurance commissioner of its state of domicile shall commence a delinquency proceeding or apply for a court order of rehabilitation or liquidation, or the insurance commissioner of any other state or jurisdiction shall commence a delinquency proceeding or apply for a court order of conservation or receivership or take other action of a similar nature;

then such party shall be in default and the other party to this Agreement may elect to terminate this Agreement immediately upon written notice to the other parties.

     5.5     Elective Termination. In the event that:

(a) at the option of Janus Capital, if the Participation Agreement between the Trust and Western Reserve is terminated; or

(b) at the option of Janus Capital if, in its good faith judgment, any event, occurrence or circumstance (including the enactment of Federal or state legislation, court decision or a change in circumstances) makes the Contracts or insurance contracts of that type (e.g., variable annuity contracts or variable life insurance policies) an unsuitable investment for prospective applicants;

(c) at the option of any party if such party shall determine, in its good faith judgment, that any other party or their affiliates has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement, or is the subject of material adverse publicity, that substantially undermines such party’s ability to meet and perform its obligations under this Agreement or the reputation and goodwill of the terminating party; or

(d) at the option of any other party upon conclusion of formal proceedings against any other party by the NASD, the SEC, or any state securities or insurance commission or any other regulatory body, where the outcome of such proceedings materially impairs such party’s ability to meet and perform its obligations under this Agreement;

then, within a reasonable period of time after receiving notice of such event, the party with the option or making the determination or judgment may, upon written notice to the other parties, immediately terminate this Agreement.

     5.6     Other Default. Any party may terminate this Agreement if any other party fails to perform any of its material obligations under this Agreement. Any non-defaulting party shall provide 30 days’ written notice of its intention to terminate this Agreement and the reason for termination. If the breaching party remedies the default during the 30-day period, or if such default cannot be remedied within the 30-day period and the breaching party begins immediately to take steps to do so and proceeds without delay to do so, then in either event this Agreement shall remain in effect. Otherwise, the party giving the notice may terminate this Agreement at the end of the 30-day period.

     5.7     Confidentiality. Each party to this Agreement shall keep confidential (except as required to be disclosed by law or regulation) the other parties’ respective methods of doing business and the names, addresses and other personal information relating to customers or prospective customers for the Contracts, the names, addresses and other personal information relating to Contract Owners, and any other information proprietary to any party to this Agreement, and shall not reproduce, disseminate or otherwise publish the same to any person not a party to this Agreement, without the prior written approval of the other parties to this Agreement. In particular, without limiting the generality of the foregoing, (1) Western Reserve and AFSG agree that the names and addresses of all customers and prospective customers for the Contracts which may come to the attention of Western Reserve and AFSG or any company or person affiliated with Western Reserve or AFSG as a result of their relationship with Janus Capital or any affiliated company of Janus Capital and not from any independent source, are confidential and shall not be used by Western Reserve, AFSG, their agents, registered representatives or any company or person affiliated with Western Reserve or AFSG for any purpose whatsoever except as may be necessary to perform their obligations under this Agreement. In no event shall the names and addresses of such customers and prospective customers be furnished by Western Reserve or AFSG to any other company, agent or person for any purpose without the prior written consent of Janus Capital, including, without limitation, the provision of lists, or other accountings, of Janus Capital Customers who have purchased the Contracts to Western Reserve agents for the purposes of soliciting other products and services offered by Western Reserve. In addition, Western Reserve represents that it will not include sales or other promotional materials for other Western Reserve products or services in regular mailings to Janus Capital Customers, and (2) Janus Capital agrees that the names and addresses of all Western Reserve Owners (as such term is defined in Section 3.9(a)) which may come to the attention of Janus Capital or any company or person affiliated with Janus Capital as a result of their relationship with Western Reserve or any affiliated company of Western Reserve and not from any independent source, are confidential and shall not be used by Janus Capital for any purpose whatsoever except as may be necessary to perform their obligations under this Agreement. In no event shall the names and addresses of such customers and prospective customers be furnished by Janus Capital to any other company, agent or person for any purpose without the prior written consent of Western Reserve, including, without limitation, the provision of lists, or other accountings, of Western Reserve Owners who have purchased the Contracts to any company or person affiliated with Janus Capital for the purposes of soliciting other products and services offered by Janus Capital.

     5.8     Indemnification.

(a) Indemnification by Western Reserve. Western Reserve agrees to indemnify and hold harmless Janus Capital and each person who controls Janus Capital within the meaning of such terms under the Federal securities laws and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) (collectively, the “Losses”), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such Losses: (i) result from a breach by Western Reserve of any provision of this Agreement; or (ii) result because of the terms of any Contract, or breach of any terms of any Contract, sold under the Related Agreements; (iii) proximately result from any activities of Western Reserve or its officers, directors, employees, or agents, or their failure to take action, that is not authorized by this Agreement or is inconsistent with this Agreement, including but not limited to any violation of any Federal or state statute or regulation, or (iv) result from any authorized use of a Western Reserve Mark.

(b) Indemnification by Janus Capital. Janus Capital agrees to indemnify and hold harmless Western Reserve and AFSG and each person who controls Western Reserve and AFSG within the meaning of such terms under the Federal securities laws and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) (collectively, the “Losses”), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such Losses: (i) result from a breach by Janus

Capital of any provision of this Agreement; (ii) proximately result from any activities of Janus Capital’s officers, directors, employees or agents, or their failure to take action, that is not authorized by this Agreement or is inconsistent with this Agreement, including but not limited to any violation of any Federal or state statute or regulation; or (iii) result from any authorized use of a Janus Mark.

(c) Indemnification by AFSG. AFSG agrees to indemnify and hold harmless Janus Capital and each person who controls Janus Capital within the meaning of such terms under the Federal securities laws and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) (collectively, the “Losses”), to which they or any of them may become subject under any statute or regulations, at common law or otherwise, insofar as such Losses: (i) result from a breach by AFSG of any provision of this Agreement; or (ii) result because of the terms of any Contract, or breach of any terms of any Contract, sold under the Related Agreements; (iii) proximately result from any activities of AFSG or its officers, directors, employees, or agents, or their failure to take action, that is not authorized by this Agreement or is inconsistent with this Agreement, including but not limited to any violation of any Federal or state statute or regulation, or (iv) result from any authorized use of an AFSG Mark.

(d) General. After receipt by a party entitled to indemnification (“indemnified party”) under this Paragraph 5.8 of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this Paragraph 5.8 (“indemnifying party”), such indemnified party will notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, provided that the omission to so notify the indemnifying party will not relieve it from any liability under this

Paragraph 5.8, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. The indemnifying party shall be entitled to participate, at its own expense, in the defense of any action brought against an indemnified party. The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the indemnified party. Upon such election by the indemnifying party to assume the defense, the indemnified party shall bear the fees and expenses of any additional counsel retained by it unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. If the indemnifying party does not elect to assume the defense of any action, then it will reimburse the indemnified party for the reasonable fees of any legal counsel retained by such indemnified party. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

     Neither Western Reserve, AFSG nor Janus Capital shall be liable under these indemnification provisions as applicable, with respect to any Losses incurred or assessed against such indemnified party that arise from such indemnified party’s willful misfeasance, bad faith or gross negligence in the performance of such indemnified party’s duties or by reason of such indemnified party’s reckless disregard of its obligations or duties under this Agreement.

     5.9     Inspection. Any party hereto shall at any time during normal business hours upon reasonable written notice (depending on the books and records to be inspected) and at its sole cost, have the right to inspect the other parties’ books and records that pertain to the subject matter of this Agreement and the transactions contemplated hereunder. Such inspected party shall cooperate with the requesting party in all reasonable respects during any such inspection in making records, files, books and backup material available.

     5.10     Organization and Good Standing; Authorization. Each party hereto represents that it is a corporation duly organized, validly existing and in good standing under the laws of that jurisdiction set forth on page one of this Agreement; has all requisite corporate power to carry on its businesses as it is now being conducted and is qualified to do business in each jurisdiction in which it is required to be so qualified; and is in good standing in each jurisdiction in which such qualification is necessary under applicable law. Each party further represents that the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action by such party and when so executed and delivered this Agreement will be the valid and binding obligation of such party enforceable in accordance with its terms.

     5.11     Independent Contractor. Nothing contained in this Agreement creates the relationship of employer-employee, joint venture, partnership or association between any or all of Janus Capital, Western Reserve, or AFSG.

     5.12     Assignment and Transfer. This Agreement may not be assigned or transferred by any party without the prior written consent of the other parties hereto.

     5.13     Rights, Remedies, etc. are Cumulative. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and Federal laws. Waiver by one party to this Agreement of any obligation of another party to this Agreement does not constitute a waiver of any further or other obligation of such party.

     5.14     Notices. All notices hereunder are to be made in writing and shall be given:

if to Western Reserve or AFSG, to:

John K. Carter, Esq.
Western Reserve Life Assurance Co. of Ohio
P.O. Box 9052 Clearwater, FL 33758-9052

if to Janus Capital, to:

General Counsel
Janus Capital Management LLC
100 Fillmore Street
Denver, CO 80206

or such other address as such party may hereafter specify in writing. Each such notice to a party shall be either hand delivered or transmitted by registered or certified United States mail with return receipt requested, and shall be effective upon delivery.

     5.15     Interpretation, Jurisdiction, Etc. This Agreement constitutes the whole agreement between the parties hereto and supersedes all prior oral or written negotiations between the parties with respect to the subject matter hereof. This Agreement shall be construed and its provisions interpreted under and in accordance with the internal laws of the State of Colorado without giving effect to principles of conflict of laws.

     5.16     Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     5.17     Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     5.18     Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall be deemed to be one and the same instrument.

     5.19     Severability. This is a severable Agreement and in the event that any part or parts of this Agreement shall be held to be unenforceable to its or their full extent, then it is the intention of the parties hereto that such part or parts shall be enforced to the extent permitted under the law, and, in any event, that all other parts of this Agreement shall remain valid and duly enforceable as if the unenforceable part or parts had never been a part hereof.

     5.20     Survival of Certain Provisions. Notwithstanding any termination of this Agreement, Paragraphs 5.7 and 5.8 shall survive indefinitely and, to the extent necessary to fulfill the intent of this Agreement, Sections 3 and 4 shall remain in full force and effect for so long as Contract Owners continue to own shares of the Trust pursuant to the Participation Agreement attached hereto as Exhibit A.

     5.21     Successors. The terms of this Agreement shall inure to the benefit of and be binding upon any successor by law of Janus Capital, AFSG or Western Reserve, as the case may be.

          IN WITNESS WHEREOF, each party hereto represents that the officer signing this Agreement on the party’s behalf is duly authorized to execute this Agreement; and the parties hereto have caused this Agreement to be duly executed by such authorized officers on the date specified below.

WESTERN RESERVE LIFE
ASSURANCE CO. OF OHIO

By:	/s/ John K. Carter

Name: John K. Carter
Title: Vice President

JANUS CAPITAL MANAGEMENT LLC

By:	/s/ Bonnie M. Howe

Name: Bonnie M. Howe
Title: Vice President

AFSG SECURITIES CORPORATION

By:	/s/ John K. Carter

Name: John K. Carter
Title: Vice President

\

Schedule 1

Variable Contracts Subject to Master Agreement
as of March 1, 2003

SEC
Name of Contract	Contract Form No.	Separate Account	Registration No.

Janus Annuity	VA 00010	WRL Series Annuity Account B	33-63246

Schedule 2

     List of Jurisdictions in which Western Reserve Life is Qualified to Offer the Contracts as of March 1, 2003.

Alabama	Mississippi
Arizona	Missouri
Arkansas	Montana
California	Nebraska
Colorado	Nevada
Connecticut	New Hampshire
Delaware	New Mexico
District of Columbia	North Carolina
Florida	North Dakota
Georgia	Ohio
Hawaii	Oklahoma
Idaho	Pennsylvania
Illinois	Rhode Island
Indiana	South Carolina
Iowa	South Dakota
Kansas	Tennessee
Kentucky	Texas
Louisiana	Utah
Maine	Vermont
Maryland	Virginia
Massachusetts	West Virginia
Michigan	Wisconsin
Minnesota	Wyoming

Schedule 3

Responsibilities for Document Preparation and Filings

As of March 1, 2003

                WRL = Western Reserve Life Assurance Co. of Ohio
                JCM = Janus Capital Management LLC

Filings With

State
				Securities	State	Copies for
				Departments	Insurance	Distribution
Document	Preparation	SEC	NASD	(if required)	Departments	to Investors

Contract Forms	WRL	-	-	-	WRL	WRL

Contract Application	WRL	-	-	-	WRL	WRL

Separate Account	WRL	-	-	-	WRL	-

Registration Statement for the Contracts (including all required exhibits)	WRL	WRL	-	WRL	WRL	-

Registration Statement for the Separate Account (including all required exhibits)	WRL	WRL	-	WRL	WRL	-

Final Prospectuses and any Supplements for the Contracts	WRL	WRL	-	WRL	WRL	WRL

Registration Statement for the Trust (including all required exhibits)	JCM	JCM	-	-	WRL	-

Final Prospectuses and any Supplements for the Trust	JCM	JCM	-	-	WRL	JCM for existing contract-owners/WRL for prospects

Distribution Agreement for	WRL	-	-	-	WRL	-

State
				Securities	State	Copies for
				Departments	Insurance	Distribution
Document	Preparation	SEC	NASD	(if required)	Departments	to Investors

the Contracts

Advertising and Sales Materials	WRL	WRL	WRL	WRL	WRL	WRL